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                                                                    EXHIBIT 4.2

                           RESTRICTED STOCK AGREEMENT


     THIS RESTRICTED STOCK AGREEMENT, entered into this ____ day of _______________, 2000, by Wells-Gardner Electronics Corporation, an Illinois corporation (the "Company"), and _________________ (the "Key Employee").

                                   WITNESSETH:

     WHEREAS, the Board of Directors of the Company is of the opinion that the interests of the Company will be advanced by increasing the proprietary interest in the Company of those key employees whose responsibilities and decisions directly affect the performance of the Company, providing rewards for those key employees who make contributions to the success of the Company and attracting and retaining persons of superior ability as key employees of the Company; and

     WHEREAS, the Board believes that the acquisition of such an interest in the Company will stimulate such employees and strengthen their desire to remain with the Company.

     NOW, THEREFORE, in consideration of the services to be performed by the Key Employee, the Company hereby grants this restricted stock award to the Key Employee on the terms hereinafter expressed.

     1. RESTRICTED STOCK GRANT. The Company hereby grants to the Key Employee a total of ___________ shares of restricted Common Stock of the Company (the "Restricted Stock"), subject to the restrictions set forth below.

     2. TIME OF VESTING. The Restricted Stock shall become vested and unrestricted (except as provided in Sections 3 and 4 below) in accordance with the following schedule, provided that the Key Employee remains continuously employed by the Company.

          Vesting Date               Percentage of Restricted Stock
          ------------               ------------------------------

          Two  (2) calendar years
          after the date hereof                  40

          Five (5) calendar years
          after the date hereof                 100

     Except as provided in Section 3 and/or 4 hereof, upon the termination of a Key Employee's employment with the Company, for any reason whatsoever, all remaining nonvested Restricted Stock received by the Key Employee shall be immediately forfeited.


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     3. WAIVER OF VESTING SCHEDULE. Notwithstanding the provisions of Section 2 hereof, the Compensation Committee of the Company's Board of Directors (the "Committee") may elect to waive or accelerate the vesting schedule set forth in
Section 2 hereof, in whole or in part, at any time based on such corporate, personal or other performance criteria as the Committee may determine and require, in its sole discretion.

     4. DEATH OR DISABILITY. Notwithstanding the provisions of Section 2 hereof, upon the Key Employee's death or Total Disability (as defined below), shares of Restricted Stock shall vest on a pro rata basis, comparing the number of years from the date hereof to the date of death or Total Disability. Shares of Restricted Stock which do not so vest shall be forfeited to the Company. "Total Disability" as used herein shall mean the complete and permanent inability of the Key Employee to perform substantially all of his or her duties under the terms of his or her employment with the Company as determined by the Committee upon the basis of such evidence, including independent medical reports or data, as the Committee deems appropriate or necessary.

     5. NON-TRANSFERABILITY. Shares of Restricted Stock which have not vested may not be sold, assigned, exchanged, transferred, pledged, hypothecated or otherwise disposed of, except to the Company as provided in the Plan (as defined below).

     6. REGISTRATION. The Company shall not be required to issue or deliver any certificate for Restricted Stock which becomes unrestricted hereunder prior to the admission of such shares to listing on any stock exchange on which shares may at that time be listed. In the event that any shares of Restricted Stock become unvested, the Company shall make prompt application for such listing. If at any time the Company shall be advised by its counsel that shares deliverable hereunder are required to be registered under the Federal Securities Act of 1933, as amended, or that delivery of the shares must be accompanied or preceded by a prospectus meeting the requirements of such act, the Company will use its best efforts to effect such registration or provide such prospectus not later than a reasonable time following the vesting date hereunder, but delivery of shares by the Company may be deferred until registration is effected or a prospectus is available. The Key Employee shall have no interest in shares covered by this award until certificates for the shares are issued.

     7. SUBJECT TO PLAN. This award of Restricted Stock is subject to all of the terms and conditions set forth in the Company's Executive Stock Award Plan (the "Plan"). Any capitalized terms not defined herein shall be subject to the definitions set forth in the Plan.

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     IN WITNESS WHEREOF, the Company has caused this Restricted Stock Agreement to be executed on the date first above written.

                                          WELLS-GARDNER ELECTRONICS CORPORATION

                                          -------------------------------------
                                          By:
                                             ----------------------------------
                                          Its
                                             ----------------------------------


                                          -------------------------------------
                                          Key Employee




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